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                                                                  Exhibit (a)(7)

                   [EDUCATION LENDING GROUP, INC. LETTERHEAD]


August 11, 2003

Holders of Our Warrants and Vested Stock Options:

   Education Lending Group, Inc. is offering to exchange one share of common stock, par value $.001 per share (registered with the Securities and Exchange Commission), for each share of common stock, par value $.001 per share, currently outstanding (the "Exchange Offer"). The purpose of the Exchange Offer is to provide a means for our stockholders who hold shares of our common stock that are not currently freely transferable to exchange their shares for shares of our common stock that have been registered with the Securities and Exchange Commission and are freely transferable (other than by our "affiliates"*).

   We are sending you this letter because you have purchased, in a private offering, warrants to purchase shares of our common stock and/or you have been granted options to purchase shares of our common stock, and some or all of your stock options are vested. If you hold warrants, the common stock underlying your warrants is not registered, which means the shares of common stock you would receive upon the exercise of your warrants might not be freely transferable. Likewise, the common stock underlying your stock options that were granted outside of our Stock Option Plan (the "Plan") is not registered, which means the shares of common stock you would receive upon the exercise of your non-plan options might not be freely transferable. If you also have been granted options to purchase shares of common stock pursuant to our Stock Option Plan, the shares underlying those stock options have been registered, which means the shares of common stock you would receive upon the exercise of your vested, plan options would be freely transferable.

   We have structured the Exchange Offer to allow you to exercise your warrants and vested stock options and to tender the underlying shares for exchange at the same time. If you want to participate in the Exchange Offer, and receive registered shares of common stock, you will need to exercise some or all of your warrants and vested stock options and tender the related underlying shares of common stock pursuant to the Exchange Offer. If you exercise options or warrants and participate in the Exchange Offer, in exchange for those warrants and vested stock options, you will receive registered shares of common stock. Please follow the instructions in the Letter of Transmittal.

   The Exchange Offer is being offered to all holders of our common stock, warrants, non-plan options and plan options as required by securities law. However, if you hold stock options granted pursuant to our Stock Option Plan, you will derive no benefit from participating in the Exchange Offer, because the shares of common stock underlying all Plan stock options have already been registered. Accordingly, the shares of common stock you would receive upon the exercise of your Plan stock options would be freely transferable.

   Please find enclosed a Prospectus and other ancillary documents describing the Exchange Offer and instructing you how to participate in the Exchange Offer, if you desire. If you elect to participate in the Exchange Offer, all of the shares of Common Stock underlying your options and/or warrants exercised in connection with the Exchange Offer will be deemed to be tendered unless you otherwise indicate. If you elect to participate in the Exchange Offer, please follow the instructions contained in the Letter of Transmittal to exchange your underlying shares of Common Stock.

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/*/ An "affiliate" of Education Lending Group, Inc. is defined as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Education Lending Group, Inc.

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   If you elect not to exercise all or any portion of your warrants and/or vested, non-plan stock options prior to the expiration date of the Exchange Offer, you will not be able to exchange those unexercised securities or the underlying common stock in the Exchange Offer. If you elect to exercise your warrants and vested, non-plan stock options after the conclusion of the Exchange Offer, the common stock you will receive upon the exercise of your warrants and vested, non-plan stock options will be unregistered and may not be freely transferable. Such common stock will be transferable only pursuant to a registration statement or pursuant to an exemption from registration such as the exemption provided by Rule 144 of the Securities Act of 1933, as amended. See the enclosed Summary of Rule 144 for more information.

   We make no recommendation regarding whether you should participate in the Exchange Offer. Participation in the Exchange Offer is optional.

   If after reviewing this letter, the Prospectus and the other enclosed documents you still have questions regarding your rights as a warrant and/or stock option holder, please feel free to contact us.

                                          Sincerely,

                                          /s/ Robert deRose
                                          ROBERT DEROSE
                                          Chairman of the Board and
                                          Chief Executive Officer




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                              Summary of Rule 144

   As a general rule, securities may not be sold or otherwise transferred unless they are registered or there is an exemption from registration that covers the sale or transfer. One method of exempting a resale of securities from registration is to comply with the requirements of Rule 144 of the Securities Act of 1933. The rule applies to both "affiliates" of an issuer and persons who are not affiliates. An "affiliate" of an issuer is defined as "a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer."

   If you hold unregistered shares of Education Lending Group, Inc. ("ELG") common stock, and you wish to sell that common stock, you may do so under the exemption provided by Rule 144. To sell unregistered shares in compliance with Rule 144, the following conditions and requirements must be met at the time of the sale:

    1. Current Public Information

       Current, public information with respect to ELG's common stock must be available. This means that ELG has securities registered with the Securities and Exchange Commission ("SEC"), has been subject to the related SEC reporting requirements for at least 90 days preceding the sale and has filed all reports required to be filed with the SEC during the 12-month period preceding the sale.

    2. Holding Period

       A minimum period of one year must pass between the time of the acquisition of the common stock and the time of sale. The common stock is not considered "acquired" (and the one-year period does not begin) until the person acquiring the common stock pays the full purchase price or other consideration for the stock.

      . Promissory notes, installment purchase contracts or any other obligations used to acquire common stock are not considered full payment unless the notes, contracts or obligations:

         .   provide for full recourse against the purchaser of the securities;

         . are secured by collateral (other than the common stock purchased) with a fair market value great than or equal to the purchase price of the common stock; and

         .   are discharged by full payment before the sale of the common stock.

      . If you received common stock from an "affiliate" of the Company by gift or trust or as a beneficiary of an estate, the holding period commences when the common stock is acquired by the affiliate, donor, settlor or deceased person. No holding period applies to stock received from a non-affiliate donor, settlor or deceased person (although other aspects of Rule 144 still apply).

    3. Limitation on Number of Shares Sold

       The sum of all sales of ELG common stock made in any three-month period by the persons listed below may not exceed the greater of (1) 1% of ELG's outstanding common stock or (2) the average weekly reported volume of trading of ELG's common stock during the four calendar weeks preceding the filing of the notice of sale (discussed below in paragraph
       5):

      .   yourself (and any person with whom you are acting in concert);

      .   your spouse;

      .   other relatives of yours and/or your spouse who live in your home;

      . trusts or estates in which you and/or such relatives have a 10% or more beneficial interest or serve as trustee or executor;

      . any corporation in which you and/or such relatives have a 10% or more equity interest;

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      .   any recipient of a gift from an affiliate that received ELG common stock from such affiliate within two years prior to the sale (does not include recipients of gifts from non-affiliates); and

      . any trust that received ELG common stock from an affiliate within two years prior to the sale (does not include trusts where the settlor is a non-affiliate).

    4. Manner of Sale

       You may not solicit or arrange for the solicitation of orders to buy your ELG common stock in anticipation of the sale. You may not pay anyone in connection with the sale of your ELG common stock other than the broker who executes the sale.

       With respect to broker transactions, the following restrictions apply:

      . Your broker can do no more than execute the sale of your ELG common stock and cannot receive any payment higher than the usual and customary commission for such services.

      . Your broker must make a reasonable inquiry to establish that you are not considered an underwriter and that the sale of your ELG common stock is not part of a distribution. Such reasonable inquiry should include:

         .   the length of time the ELG common stock has been held;

         . the nature of the transaction relating to the acquisition of the ELG common stock;

         . the amount of ELG common stock sold during the past three months by the persons listed above (in paragraph 3).

         .   whether you intend to sell more shares of ELG common stock;

         . whether you have solicited orders to buy your ELG common stock in connection with the sale of the same;

         . whether you have paid anyone in connection with the proposed sale of your ELG common stock;

         . the number of outstanding shares of ELG common stock or the relevant trading volume of the same.

    5. Notice of Proposed Sale

       If the sale of ELG common stock during any 3-month period involves an amount greater than 500 shares or a price greater than $10,000, you must file a Form 144 with the SEC concurrently with the sale. You must have a bona fide intention to sell the ELG common stock referenced in the Form 144 at the time of, or within a reasonable time after, the filing of such notice.

    6. Termination of Rule 144 Restrictions

      . Affiliates. Affiliates must comply with all of the conditions and requirements set forth above to sell their unregistered shares of ELG common stock.

      . Non-Affiliates. Rule 144 does not apply to any non-affiliate who, at the time of sale, has not been an affiliate during the past three months and has held the ELG common stock intended for sale for at least 2 years from the date the ELG common stock was acquired, except that the requirements with respect to broker transactions described above (in paragraph 4) remain applicable. The 2-year period is calculated in the same way as the holding period described above (in paragraph 2).

   This is only a summary of the Rule 144 requirements. You should contact your own legal counsel for advice relating to your particular situation.

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